UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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OPGEN, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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708 Quince Orchard Road, Suite 205
Gaithersburg, MD 20878
2018 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 13, 2018

April 30, 2018
Dear Stockholders of OpGen, Inc.:
You are cordially invited to the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of OpGen, Inc. to be held at the offices of Ballard Spahr LLP located at 1909 K Street, NW, Washington, DC 20006 on June 13, 2018, beginning at 1:00 pm, local time.
The formal Notice of Annual Meeting of Stockholders and Proxy Statement describing the matters to be acted upon at the Annual Meeting are contained in the following pages.  Stockholders also are entitled to vote on any other matters that properly come before the Annual Meeting.
Your vote is important.  Enclosed is a proxy that will entitle you to vote your shares on the matters to be considered at the Annual Meeting, even if you are unable to attend in person.  Please mark the proxy to indicate your vote, date and sign the proxy and return it in the enclosed envelope as soon as possible for receipt prior to the Annual Meeting, or follow the instructions in the accompanying proxy materials to vote via the internet.  Regardless of the number of shares you own, please be sure you are represented at the Annual Meeting either by attending in person or by returning your proxy or voting on the internet as soon as possible.
On behalf of OpGen, Inc., I thank you for your ongoing interest and investment in our company.
Sincerely,
Evan Jones
Chairman of the Board and Chief Executive Officer

708 Quince Orchard Road, Suite 205
Gaithersburg, MD 20878

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 13, 2018
April 30, 2018
Dear Stockholders of OpGen, Inc.:
The 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of OpGen, Inc., a Delaware corporation (the “Company”) will be held at the offices of Ballard Spahr LLP located at 1909 K Street, NW, Washington, DC 20006 on June 13, 2018, beginning at 1:00 pm local time, for the purpose of considering and voting upon the following:
1.
Election of Directors.  The election of the six directors named in the attached Proxy Statement, to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified.

2.
Ratification of Appointment of Independent Accounting Firm.  Ratification of the appointment of CohnReznick LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018

3.	Other Matters. The transaction of such other business as may lawfully come before the Annual Meeting or any adjournment(s) thereof.
The Board of Directors is not aware of any other business to come before the Annual Meeting.  Pursuant to the Company’s Amended and Restated Bylaws, the Board of Directors has fixed the close of business on April 26, 2018 as the record date for determination of the stockholders entitled to vote at the Annual Meeting and any adjournments thereof.  Please complete, sign and submit your proxy, which is solicited by the Board of Directors, as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions.  You can ensure that your shares are voted at the Annual Meeting by voting via the internet or by completing, signing and returning the enclosed proxy.  If you do attend the Annual Meeting, you may then withdraw your proxy and vote your shares in person.  In any event, you may revoke your proxy prior to its exercise.  Shares represented by proxies that are returned properly signed but unmarked will be voted in favor of proposals made by us.
This Notice of Annual Meeting of Stockholders, our Proxy Statement, the proxy card and our 2017 Annual Report to Stockholders are available online at:  www.opgen.com.
BY ORDER OF THE BOARD OF DIRECTORS,

Timothy C. Dec
Corporate Secretary

2018 Annual MEETING OF STOCKHOLDERS
PROXY STATEMENT

i

708 Quince Orchard Road, Suite 205
 Gaithersburg, MD 20878
2018 ANNUAL MEETING PROXY STATEMENT
 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 13, 2018
The Notice of Annual Meeting, Proxy Statement and 2017 Annual Report to Stockholders are available at: http://www.pstvote.com/opgen2018

We are making these proxy materials available to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of OpGen, Inc. for the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) and for any adjournment or postponement of the Annual Meeting.  The mailing of the notice of internet availability of these proxy materials will commence on April 30, 2018.
The Annual Meeting will be held at the offices of Ballard Spahr LLP located at 1909 K Street, NW, Washington, DC 20006 on June 13, 2018, beginning at 1:00 pm, local time.  In this Proxy Statement, “we,” “us,” “our,” “OpGen” and the “Company” refer to OpGen, Inc.
This Proxy Statement is being made available to you because you own shares of our common stock, par value $0.01 per share as of the record date, which entitles you to vote at the Annual Meeting.  By use of a proxy, you can vote whether or not you attend the Annual Meeting.  This Proxy Statement describes the matters we would like you to vote on and provides information on those matters.
 QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
What is the purpose of the Annual Meeting?
The purposes of the Annual Meeting are to:
1.	elect the six nominees for director named in this Proxy Statement;
2.	ratify the appointment of CohnReznick as our independent registered public accounting firm for the 2018 fiscal year; and
3.	conduct such other business as may properly come before the Annual Meeting and any adjournment or postponement.
Other than these proposals, the Board is not aware of any other matters to be presented for a vote at the Annual Meeting.
Who is entitled to vote at the Annual Meeting?
Holders of record of our common stock as of the close of business on April 26, 2018, the record date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.  Holders of record of shares of common stock are entitled to vote on all matters brought before the Annual Meeting.
As of the record date, there were 5,962,996 shares of common stock outstanding and entitled to vote on the election of directors and all other matters.  Holders of common stock will vote on all matters as a class.  Holders are entitled to one vote for each share of common stock outstanding as of the record date.
You do not need to attend the Annual Meeting to vote your shares.  Instead, you may vote your shares by marking, signing, dating and returning the enclosed proxy card or voting through the internet.
How do I vote?
You may vote in person at the Annual Meeting, vote by proxy through the internet or vote by proxy using the enclosed proxy card.  To vote through the internet, go to http://www.pstvote.com/opgen2018 and complete an electronic proxy card.  You will be asked for a Control Number, which has been provided with the Notice of Internet Availability.

Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy to ensure your vote is counted.  Voting by proxy will not affect your right to attend the Annual Meeting and vote.  If you vote via the internet or properly complete your proxy card and submit it to us in time, the “proxy” (one of the individuals named on the proxy card) will vote your shares as you have directed.  If you sign the proxy card but do not make specific choices, the proxy will vote your shares as recommended by the Board and, as to any other matters properly brought before the Annual Meeting, in the sole discretion of the proxy.
What are the recommendations of the Board?
The Board recommends that you vote:
1.	“FOR” the election of all six nominees for director named in this Proxy Statement; and
2.	“FOR” the ratification of the appointment of CohnReznick as our independent registered public accounting firm for the 2018 fiscal year.
The Board knows of no matters that are likely to be brought before the Annual Meeting.  If any other matters properly come before the Annual Meeting, the proxy will be authorized to vote or otherwise act in his discretion on those matters.
What constitutes a quorum at the Annual Meeting?
The presence in person or by proxy of the holders of a majority of the outstanding common stock is necessary to constitute a quorum at the Annual Meeting.  As of April 26, 2018, the record date of the Annual Meeting, there were 5,962,996 shares of our common stock outstanding, representing the same number of votes.  Accordingly, the presence of the holders of at least 2,981,498 shares of our common stock will be required to establish a quorum.  Both abstentions and broker non-votes, if any, are counted as present for determining the presence of a quorum.
What vote is required to approve each proposal?
Proposal 1: Election of Directors.  The nominees for election as directors at the Annual Meeting will be elected by the vote of a plurality of the shares of our common stock entitled to vote on the election, represented in person or by proxy at the Annual Meeting.  This means the director nominees receiving the highest number of affirmative votes will be elected as directors.  Votes withheld from a director nominee will have no effect on the election of the director from whom votes are withheld.
Proposal 2: Ratification of CohnReznick’s Appointment.  The ratification of the appointment of CohnReznick as our independent registered public accounting firm for the 2018 fiscal year requires the affirmative vote of a majority of the votes cast by all stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.  If the selection of CohnReznick as our independent registered public accounting firm is not ratified, the Audit Committee of the Board may reconsider its selection.

What is the effect of abstentions and broker non-votes?
An “abstention” occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter or attends the Annual Meeting and elects not to vote or fails to cast a ballot.  Abstentions are treated as shares present in person or by proxy and entitled to vote, so abstaining has the same effect as a negative vote for purposes of determining whether our stockholders ratified the appointment of CohnReznick as our independent registered public accounting firm for the 2018 fiscal year.  However, because the election of directors is determined by a plurality of the votes cast, abstentions will not be counted in determining the outcome of such proposal.
A “broker non-vote” occurs when a broker has not received voting instructions from the beneficial owner and the broker does not have discretionary authority to vote the shares because the proposal is non-routine.  Brokers do not have discretionary authority to vote on the election of directors.  Accordingly, brokers who do not receive instructions from the beneficial owner will be entitled to vote only on the ratification of CohnReznick’s appointment as our independent registered public accounting firm for the 2018 fiscal year.
May I change my vote?
Yes.  You may change your proxy instructions or revoke your proxy at any time prior to the vote at the Annual Meeting.  For shares held directly in your name, you may accomplish this by: (a) delivering a written notice of revocation to the Secretary of the Company or the Secretary’s designated agent bearing a later date than the proxy being revoked, (b) signing and delivering a later dated written proxy relating to the same shares, or (c) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).  For shares held in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee.
Who is paying for this proxy solicitation?
We are paying for this proxy solicitation.  Our officers and other regular employees may solicit proxies by mail, in person or by telephone or telecopy.  These officers and other regular employees will not receive additional compensation.  The Company has not retained a third party proxy solicitor for the Annual Meeting.  We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable out-of-pocket expenses incurred in sending the proxy materials to beneficial owners of the shares.

What is the impact of the reverse stock split?
Following receipt of approval from stockholders at a special meeting of stockholders held on January 17, 2018, we filed an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of the issued and outstanding shares of our Common Stock, at a ratio of one share for twenty-five shares, and to reduce the authorized shares of our Common Stock from 200,000,000 to 50,000,000 shares. All share and per share prices in this Proxy Statement have been adjusted to reflect the reverse stock split.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The number of shares of the Company’s common stock outstanding at the close of business on April 26, 2018, was 5,962,996 shares. The following table sets forth the beneficial ownership of the Company’s common stock as of April 26, 2018 by each Company director and executive officer, by all directors and executive officers as a group, and by each person who owned of record, or was known to own beneficially, more than 5% of the outstanding shares of our common stock. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock subject to options and warrants currently exercisable or exercisable within 60 days after April 26, 2018 are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. To the knowledge of the directors and executive officers of the Company, as of April 26, 2018, there are no persons and/or companies who or which beneficially own, directly or indirectly, shares representing more than 5% of the voting rights attached to all outstanding shares of the Company, other than as set forth below. Unless otherwise indicated, the address of each beneficial owner listed below is c/o OpGen, Inc., 708 Quince Orchard Road, Suite 205, Gaithersburg, MD 20878.
Name and Address of Beneficial Owner	Number of Shares of Common Stock	Percentage Beneficially Owned
5% Stockholders
jVen Capital, LLC (1)	361,455	6.5%
P.O. Box 60207
Potomac, MD 20859
Merck Global Health Innovation Fund, LLC (2)	347,691	5.7%
One Merck Drive 2W116
Whitehouse Station, NJ 08889

Directors and Named Executive Officers
Evan Jones (3)	397,410	6.5%
Harry D’Andrea (4)	3,371	*
Timothy J.R. Harris, Ph.D., D.Sc. (5)	7,730	*
Tina S. Nova, Ph.D.(6)	900	*
David M. Rubin, Ph.D. (7)	-	-
Misti Ushio, Ph.D. (8)	2,571	*
Timothy C. Dec (9)	17,208	*
Vadim Sapiro (10)	8,730	*
All current Directors and Executive Officers as a group (8 individuals) (11)	437,941	7.1%

* Constitutes less than 1%
(1)	Consists of (i) 227,138 shares of common stock, and (ii) currently exercisable warrants to acquire an additional 134,317 shares of common stock.
(2)	Consists of (i) 216,538 shares of common stock, and (ii) currently exercisable warrants to acquire an additional 131,153 shares of common stock.
(3)
Consists of (i) 227,138 shares of common stock and currently exercisable warrants to acquire an additional 134,317 shares of common stock beneficially owned by jVen Capital, LLC, (ii) 5,246 shares of common stock and currently exercisable warrants to acquire an additional 834 shares of common stock owned by Mr. Jones’ spouse, and (iii) stock options to purchase 29,875 shares of common stock that are currently vested or that will become vested within 60 days. Mr. Jones is a managing member of jVen Capital, LLC and has voting and investment authority over the shares owned by that entity.

(4)	Consists of (i) 1,571 shares of common stock and (ii) stock options to purchase 1,800 shares of common stock that are currently vested or that will become vested within 60 days.
(5)
Consists of (i) 3,576 shares of common stock, (ii) currently exercisable warrants to acquire an additional 1,567 shares of common stock, and (iii) stock options to purchase 2,587 shares of common stock that are currently vested or that will become vested within 60 days.

(6)	Consists of stock options to purchase 900 shares of common stock that are currently vested or that will become vested within 60 days.
(7)	Dr. Rubin is the managing director of Merck Global Health Innovation Fund, LLC (“MGHIF”), but does not have nor share voting power over the shares of our common stock owned by MGHIF.
(8)	Consists of (i) 1,571 shares of common stock and (ii) stock options to purchase 1,000 shares of common stock that are currently vested or that will become vested within 60 days.
(9)
Consists of (i) 6,408 shares of common stock, (ii) currently exercisable warrants to acquire an additional 4,071 shares of common stock, and (iii) stock options to purchase 6,729 shares of common stock that are currently vested or that will become vested within 60 days.

(10)
Consists of (i) 3,004 shares of common stock, (ii) currently exercisable warrants to acquire an additional 1,393 shares of common stock, and (iii) stock options to purchase 4,333 shares of common stock that are currently vested or that will become vested within 60 days.

(11)	See the beneficial ownership described in footnotes (3) through (10).

 MANAGEMENT
The Board of Directors of the Company (the “Board”) are elected at the annual meeting of  stockholders, and serve for the term for which each director is elected and until his or her successor is elected and qualified. Executive officers of the Company are elected by the Board, and serve for a term of one year and until their successors have been elected and qualified or until their earlier resignation or removal by the Board. There are no family relationships among any of the directors and executive officers of the Company. None of the executive officers or directors has been involved in any legal proceedings of the type requiring disclosure by the Company during the past ten years. On July 14, 2015, the Company entered into a Common Stock and Note Purchase Agreement (the “Purchase Agreement”) with MGHIF.  Pursuant to the Purchase Agreement, the Company’s Board was expanded and MGHIF had the right, subject to the consent of the Company, to fill the new vacancy on the Board.  Additionally, for as long as MGHIF holds at least five percent (5%) of the outstanding common stock of the Company, the Board is required to nominate MGHIF’s designee, or any replacement, for election by the stockholders at each annual or special meeting of the stockholders at which directors are elected.  Although MGHIF currently holds approximately 4.1% of the outstanding common stock, MGHIF nominated, and the Board consented to, David M. Rubin Ph.D. serving as its designee on the Board.  Otherwise, there are no arrangements or understandings between any director or executive officer and the Company pursuant to which he or she was selected as a director.
The following table sets forth the names and ages of all directors continuing in office, director nominees and executive officers of the Company and their respective positions with the Company as of the date of this Proxy Statement:
Name	Age	Position
Directors
Evan Jones	61	Chief Executive Officer, Director and Chairman of the Board
Harry J. D’Andrea	62	Director
Timothy J.R. Harris, Ph.D., D.Sc	67	Director
Tina S. Nova, Ph.D.	64	Director
David M. Rubin, Ph.D.	52	Director
Misti Ushio, Ph.D.	46	Director
Other Executive Officers
Timothy C. Dec	59	Chief Financial Officer and Corporate Secretary
Vadim Sapiro	47	Chief Information Officer

Board of Directors
The following information summarizes, for each of our directors, his or her principal occupations and other public company directorships for at least the last five years and information regarding the specific experiences, qualifications, attributes and skills of such director:
Evan Jones. Mr. Jones has served as our Chief Executive Officer since October 2013 and as Chairman of our Board since September 2010. He served as our President from October 2013 until April 2015. Since 2007, Mr. Jones has served as managing member of jVen Capital, LLC, a life sciences investment company. Previously, he co-founded Digene Corporation, a publicly traded biotechnology company focused on women’s health and molecular diagnostic testing that was sold to Qiagen N.V. (Nasdaq: QGEN) in 2007. He served as chairman of Digene’s board of directors from 1995 to 2007, as Digene’s chief executive officer from 1990 to 2006, and as Digene’s president from 1990 to 1999. Mr. Jones currently serves on the board of directors of Foundation Medicine, Inc. (Nasdaq: FMI), a cancer testing molecular informatics company, since January 2013, and Veracyte, Inc. (Nasdaq: VCYT), a leading genomic diagnostics company, since 2008. From March 2011 to August 2017 he served on the board of Fluidigm Corporation (Nasdaq: FLDM), a technology company that develops, manufactures and markets life science analytical and preparatory systems. Mr. Jones received a B.A. from the University of Colorado and an M.B.A. from The Wharton School at the University of Pennsylvania. We believe that Mr. Jones’ qualifications to serve as CEO of the Company and as Chairman of our Board include his extensive experience in the molecular diagnostic testing industry, including as chief executive officer of a public company focused on molecular diagnostic testing, as well as his service as a board member with other public and private companies and Vice Chair of the board at Children’s National Medical Center in Washington, D.C.

Harry J. D’Andrea. Mr. D’Andrea has been a director of OpGen since April 2016. Mr. D’Andrea is managing general partner of Valhalla Partners, a venture capital firm, a position he has held since January 2012. He previously served as administrative general partner of Valhalla Partners since June 2002, and was a co-founder of Valhalla Partners in 2002. From June 1999 to February 2002, Mr. D’Andrea was Chief Financial Officer of Advanced Switching Communications, Inc., a Nasdaq-listed company that completed its IPO in October 2000. Prior thereto from 1989 to 1999 he held senior financial positions with a number of privately held and public companies. Mr. D’Andrea has served on the boards of two publicly traded companies in the past. He received his B.A. in Foreign Service from The Pennsylvania State University in 1978 and his MBA from Drexel University in 1980.
Timothy J.R. Harris, Ph.D., D.Sc. Dr. Harris has been a director of OpGen since April 2015. Dr. Harris is a science and business leader with nearly 40 years of experience guiding and leading laboratory work and scientists in a range of molecular research areas. He is a molecular biologist, biochemist and geneticist by training and is currently EVP R&D at Bioverativ Inc, a Sanofi Company . and a Venture Partner at SV Health Investors, a position he has held since March 2016. He was the SVP for Precision Medicine at Biogen from March 2015 until February 2016, and prior to that SVP of Translational Medicine at Biogen Idec from June 2011 to February 2016. He was the Chief Technology Officer and Director of the Advanced Technology Program at SAIC-Frederick, Inc. in Maryland from January 2007 to June 2011, which operates the National Cancer Institute’s leading center for cancer and AIDS research (now Frederick National Laboratory operated by Leidos Inc.). He has served as President and Chief Executive Officer of Novasite Pharmaceuticals, and he founded SGX Pharmaceuticals in 1999 (formerly Structural Genomix), where he built the company to more than 130 employees, raised $85M in capital, and generated more than $20M in revenue during six years as CEO before it was sold to Eli Lilly. Before founding SGX, Dr. Harris was Senior Vice President, Research and Development at Sequana/Axys. He began his scientific career working on animal viruses such as foot & mouth disease and was one of the first molecular biologists (1981) at Celltech (now UCB Pharma) in the United Kingdom. He subsequently spent nearly five years at Glaxo Group Research as Director of Biotechnology from 1989 to 1993. Dr. Harris received a Ph.D. and M.S. in General Virology and a B.Sc. in Biochemistry from the University of Birmingham in England and has an honorary doctorate (D.Sc.) from the University of Birmingham, UK awarded in July 2010. He is currently a visiting Professor at Columbia University.
Tina S. Nova, Ph.D. Dr. Nova has been a director of OpGen since April 2017. Dr. Nova is a life science industry veteran with extensive experience building and leading novel genomics- based businesses. She currently serves as president and chief executive officer of Molecular Stethoscope, Inc., a newly formed molecular diagnostics company, a position she has held since October 2015. Prior thereto, she served as senior vice president and general manager of Illumina’s oncology business unit from July 2014 to August 2015. From March 2000 to April 2014, Dr. Nova was a co-founder and director, president and chief executive officer of Genoptix Medical Laboratory, which was purchased by Novartis Pharmaceuticals Corporation for nearly $500 million in 2011. She has also held senior executive positions with Nanogen, Inc., Ligand Pharmaceuticals, Inc. and Hybritech, Inc. Dr. Nova currently serves on the board of directors for Arena Pharmaceuticals, Veracyte, Inc. and is vice chairman of the board of directors for the newly formed Rady Pediatric Genomics and Systems Medicine Institute, which is part of Rady Children’s Hospital-San Diego. She holds a B.S. degree in Biological Sciences from the University of California, Irvine, and a Ph.D. in Biochemistry from the University of California, Riverside.
David M. Rubin, Ph.D. Dr. Rubin has been a director of OpGen since July 2015. Dr. Rubin is currently a managing director at MGHIF, where he is responsible for identifying investment opportunities in emerging health care solutions and services, with a particular emphasis on solutions for precision medicine. Prior to joining MGHIF, Dr. Rubin led Merck & Co.’s portfolio management efforts in Oncology. Dr. Rubin joined Merck in 2007 from Cognia Corporation, where he was the president and chief executive officer. Previously, Dr. Rubin was at The Wilkerson Group/IBM Global Services. Dr. Rubin previously served on the board of VirtualScopics, Inc. (Nasdaq: VSCP) from 2012 through 2014 and several other GHI portfolio companies. Dr. Rubin currently serves on the boards of directors of Electrocore, LLC and Navigating Cancer, Inc. Dr. Rubin was a National Institute of Health and American Cancer Society post-doctoral fellow at Harvard Medical School. Dr. Rubin also received training in post-graduate business at Harvard University. Dr. Rubin holds a Ph.D. from Temple University in Molecular Biology and a B.A. from SUNY Binghamton in Biology.
Misti Ushio, Ph.D. Dr. Ushio has been a director of OpGen since March 2012. Dr. Ushio is the co-founding chief executive officer and a director of TARA Biosystems, a position she has held since February 2016. Prior thereto, she was Chief Strategy Officer and a Managing Director at Harris & Harris Group, Inc. from May 2007 to February 2016. Prior to joining Harris & Harris, Dr. Ushio worked at Merck & Co. (NYSE: MRK) for over ten years in bioprocess research & development, and was a Technology Licensing Officer at Columbia University. Dr. Ushio currently serves or has served on the boards of Accelerator-NYC, AgBiome, Enumeral Biomedical, Lodo Therapeutics, Petra Pharma, Senova Systems and SynGlyco. Dr. Ushio holds a B.S. in Chemical Engineering from Johns Hopkins University, an M.S. in Chemical Engineering from Lehigh University, and a Ph.D. in Biochemical Engineering from University College London.

Executive Officers
The following information summarizes, for each of our officers, his principal occupations and other employment for at least the last five years:
Evan Jones. See above under “Board of Directors.”
Timothy C. Dec. Mr. Dec joined OpGen as our interim Chief Financial Officer in April 2015 and became our Chief Financial Officer in May 2015. Prior to joining OpGen, Mr. Dec served as Senior Vice President and Chief Financial Officer for Clubwidesports, LLC, a start-up sports management software company, from January 2014 to April 2015. From December 2012 to the present, Mr. Dec is an adjunct professor at Mount St. Mary’s University, where he teaches M.B.A. courses in Finance. From August 2007 to December 2012, Mr. Dec served as Senior Vice President and Chief Financial Officer of Fortress International Group, Inc., a publicly traded company. Mr. Dec has served in chief financial officer or other senior financial executive roles at companies in a number of industries from September 1986 through August 2007, including three publicly traded companies listed on Nasdaq or NYSE American, such as Corvis Corporation, and with private equity-backed companies. Mr. Dec also has public accounting firm experience. Mr. Dec received his B.S. in Accounting from Mount St. Mary’s University and an M.B.A. from American University.
Vadim Sapiro. Mr. Sapiro joined OpGen in December 2011 as Chief Information Officer. Mr. Sapiro is responsible for leading the development of the Company’s informatics applications, software, databases and information technology operations. Prior to joining OpGen, Mr. Sapiro was Senior Vice President at SAIC-Frederick (now Leidos Biomedical Research Inc.) from June 2008 to December 2011, overseeing the Information Systems Program for the National Cancer Institute at SAIC-Frederick. From January 2007 to May 2008, Mr. Sapiro served as Vice President for Information Technology of J. Craig Venter Institute, a non-profit research institute. Mr. Sapiro served in other senior information technology roles from July 1999 through December 2006, including another non-profit research institute. Mr. Sapiro holds a B.S. in Mathematics and Computer Science from the University of Maryland.
Board and Board Committees
The Company’s Amended and Restated Bylaws provide that the Board, by resolution adopted by a majority of the whole Board, may designate one or more other committees, with each such committee to consist of two or more directors. As of the date of this Proxy Statement, the Board consists of six members.  The Board annually elects from its members the Audit, Compensation and Compliance Committees. The Board may also from time to time appoint ad hoc committees. At the current time the Board has not appointed a Nominating and Corporate Governance Committee.  The Board believes the nominating and corporate governance responsibilities are best handled at this time by the full Board given the relatively small size of the Board and it status as an emerging growth company.
The Board held twenty meetings in 2017.  Each director attended at least 75% of the aggregate of all meetings of the Board and the Committees on which each such director served in 2017, except for Dr. Harris, who was excused from a number of special meetings due to other commitments.  The Board encourages all directors to attend the Company’s Annual Meeting of Stockholders.  At last year’s annual meeting of stockholders, all members of the then-current Board were present in person or by telephone.
Each of the standing Committees of the Board operates pursuant to a written Committee Charter. Copies of these Charters can be obtained free of charge from the Corporate Governance portion of the Investors section of the Company’s website, www.opgen.com.

Independence of the Board of Directors
The Board currently consists of Messrs. D’Andrea and Jones and Drs. Harris, Nova, Rubin and Ushio. The members of the Committees of the Board of Directors as of the date of this Proxy Statement are:
Name	Audit Committee	Compensation Committee	Compliance Committee
Evan Jones
Harry J. D’Andrea	Chair
Timothy J.R. Harris		X	X
Tina S. Nova			Chair
David M. Rubin	X
Misti Ushio	X	Chair

Independence of the Board of Directors Members
The Company defines “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ listing standards. For 2017, Mr. D’Andrea and Drs. Harris, Rubin and Ushio qualified as independent and none of them has any material relationship with the Company that might interfere with his or her exercise of independent judgment.
Board Committees
Audit Committee: Mr. D’Andrea and Drs. Rubin and Ushio serve on the Audit Committee, which is chaired by Mr. D’Andrea. During the first half of 2017, Mr. Brian Atwood served on our Board and on the Audit Committee.  Our Board has determined that each member of the Audit Committee is “independent” and “financially literate” for Audit Committee purposes as such terms are defined in the rules of the SEC and the applicable rules of The NASDAQ Stock Market. Mr. D’Andrea is currently identified as an “audit committee financial expert” as defined in the rules of the SEC.
The Audit Committee held nine meetings in 2017.  Pursuant to its charter, the responsibilities of the Audit Committee include:
•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
•	approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
•	reviewing the audit plan with the independent registered public accounting firm and members of management responsible for preparing our financial statements;
•
reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	reviewing the adequacy of our internal control over financial reporting;
•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
•	reviewing the Company’s periodic reports to be filed with the SEC;
•
recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
•	preparing the Audit Committee report required by SEC rules to be included in our annual proxy statement;
•	overseeing our compliance with applicable legal and regulatory requirements;
•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and
•	reviewing quarterly earnings releases.
The following constitutes the report the Audit Committee made to the Board with respect to the Company’s 2017 financial statements:
Report of the Audit Committee
April 25, 2018
To the Board of Directors of OpGen, Inc.
Management is responsible for our internal controls and the financial reporting process.  The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and to issue a report on our financial statements.  Our responsibility is to monitor and oversee those processes.  We hereby report to the Board that, in connection with the financial statements for the year ended December 31, 2017, we have:
•	reviewed and discussed the audited financial statements with management and our independent registered public accounting firm;
•	approved the appointment of our independent registered public accounting firm;
•
reviewed and discussed with our independent registered public accounting firm the matters required to be discussed pursuant to the Public Company Accounting Oversight Board Auditing Standard No. 1301, “Communication with Audit Committees;” and

•
received the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding our independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with our independent registered public accounting firm its independence.

Based on the discussions and our review discussed above, we recommended to the Board that the audited financial statements be included in the Company’s 2017 Annual Report on Form 10-K for the fiscal year ended December 31, 2017.
Respectfully submitted,
The Audit Committee of OpGen, Inc.
Harry D’Andrea, Chair
David M. Rubin, Member
Misti Ushio, Member

Compensation Committee:  The Company’s Compensation Committee is comprised of Drs. Harris and Ushio, each of whom is an independent director.  Dr. Ushio chairs our Compensation Committee.  The Compensation Committee held six meetings during 2017.  Dr. Laurence McCarthy served as a member of the Compensation Committee until June 2017, when he resigned from the Board.  Pursuant to its charter, the duties of the Compensation Committee include:
•
annually reviewing and recommending to our Board corporate goals and objectives, and determining the achievement thereof, relevant to the compensation of our Chief Executive Officer and other executive officers;

•	evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and recommending to our Board the compensation of our Chief Executive Officer;
•	determining, or reviewing and recommending to our Board for approval, the compensation of our other executive officers;
•	reviewing and establishing our overall management compensation philosophy and policy;
•	overseeing and administering our compensation and similar plans;
•	evaluating and assessing potential current compensation advisors in accordance with the independence standards identified in the applicable NASDAQ Stock Market rules;
•	retaining and approving the compensation of any compensation advisors;
•	reviewing and approving, or reviewing and recommending to our Board for approval, our policies and procedures for the grant of equity-based awards;
•	determining or reviewing and making recommendations to our Board with respect to director compensation;
•	preparing the compensation committee report required by SEC rules to be included in our annual proxy statement;
•	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K; and
•	reviewing and discussing with our Board corporate succession plans for the Chief Executive Officer and other key officers.
During 2017, the Compensation Committee utilized the services of Radford, an Aon Hewitt company, to provide information, consulting services and recommendations to the Compensation Committee in (1) evaluating the established peer group of companies used to conduct its compensation assessment for executive officers and evaluate its compensation philosophy, and (2) assessing the Company’s executive compensation program, including cash and equity short term and long term compensation of the named executive officers.  The Compensation Committee also reviewed information compiled by management from a Payfactors database.  The Compensation Committee determined that Radford is independent of management and of the Company.
The Compensation Committee may delegate its authorities with respect to equity compensation to the Chief Executive Officer for employees, other than executive officers, and consultants. The Chief Executive Officer makes recommendations to the Compensation Committee with respect to the compensation of employees, including executive officers, other than himself. The Compensation Committee also has the authority and responsibility: (1) to review the fees paid to non-employee directors for service on the Board and its committees, and make recommendations to the Board with respect thereto; and (2) to review the Company’s incentive compensation and other stock-based plans and recommend changes in such plans to the Board as needed.  The policy regarding compensation paid to non-employee directors is described in this Proxy Statement and posted on our website.

Compliance Committee.  The Compliance Committee, which was formed in September 2015, consists of Drs. Nova and Harris, each of whom meets the NASDAQ listing standards for independence.  Dr. Nova chairs our Compliance Committee.  Prior to his resignation from the Board in June 2017, Dr. Laurence McCarthy served as Chair of the Compliance Committee.  Pursuant to its charter, the duties of the Compliance Committee include:
•	overseeing the Company’s implementation of compliance programs, policies and procedures that are designed to respond to the various compliance, legal and regulatory risks facing the Company;
•
assisting the Audit Committee in fulfilling the Audit Committee’s oversight responsibility for the Company’s risk assessment and risk management activities relating to the integrity of the Company’s financial statements; and

•	performing any other duties as directed by the Board.
The Compliance Committee’s responsibilities are limited to oversight of the Company’s non‑financial compliance matters, including the Company’s overall compliance programs, policies and procedures, significant legal or regulatory compliance exposures and material reports to or inquiries from government or regulatory agencies.  The Audit Committee retains sole oversight over matters of financial compliance including auditing, financial planning and disclosures to investors.
The Compliance Committee held three meetings in 2017.
Nomination of Directors
The full Board acts to evaluate, on an annual basis, the composition of the Board and the skills, qualifications, business attributes and experience of the existing Board members.  The specific process for identifying and evaluating new directors, including stockholder-recommended nominees, if any, will vary based on an assessment of the then-current needs of the Board and the Company.  The Board will determine the desired profile of a new director, the competencies we are seeking, including experience in one or more areas of need, as determined by the Board.  Candidates will be evaluated in light of the target criteria chosen.  The Board does not have a formal diversity policy; in addition to the foregoing, it considers race and gender diversity in selection of qualified candidates.  See page 15 for a description of the process by which a stockholder can propose a candidate for consideration by the Board.
Board Leadership Structure
Our Board leadership structure consists of a Chairman of the Board who is also our Chief Executive Officer. Our Board assesses this leadership structure on an annual basis to ensure the interests of the Company and its stockholders are best served.  Both the Chairman and the Chief Executive Officer positions are currently held by Evan Jones. Our Board has determined that its current structure, with combined Chairman and Chief Executive Officer roles is in the best interests of the Company and its stockholders at this time. A number of factors support the leadership structure chosen by the Board, including, among other:
•
Mr. Jones’ long term involvement with the Company has given him extensive knowledge and unique insights into the Company’s business and risks, its industries and its customers, including leading the Company through a change in business focus;

•	Mr. Jones involvement in the day-to-day operations of the Company positions him to elevate the most critical business issues for consideration by the Board;
•
the Board’s belief that having Mr. Jones serve in both capacities allows him to more effectively execute the Company’s strategic initiatives and business plans and confront its challenges, particularly given the relatively small number of employees;

•
the Board’s understanding that a combined Chairman of the Board and CEO structure provides the Company with decisive and effective leadership with clearer accountability to our stockholders and customers; and

•
the Board’s view that splitting the roles would potentially make our management and governance processes less effective through undesirable duplication of work and possibly lead to blurring of clear lines of accountability and responsibility.

Board Role in Risk Management
Our Board oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our Board performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our Company, our Board addresses the principal risks associated with those operations and corporate functions. In addition, our Board reviews the risks associated with our Company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.
Each of our Board committees also oversees the management of our risk that falls within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our Chief Financial Officer is responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified financial statement-related risks and reporting the same to the Audit Committee. In connection with its risk management role, our Audit Committee meets privately with representatives from our independent registered public accounting firm, and privately with our Chief Financial Officer. The Audit Committee oversees the operation of our risk management program, including the identification of the principal risks associated with our business and periodic updates to such risks, and reports to our Board regarding these activities.
The Compliance Committee oversees the management of our operational and business risks, with particular emphasis on the operational, healthcare and regulatory risks and compliance needs of the organization.  Our Chief Compliance Officer is responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified operationally, healthcare and regulatory-related risks and reporting the same to the Compliance Committee.
The Compensation Committee assesses the impact risks inherent in the annual and long-term incentive plans could have on the Company.  After review, the Compensation Committee does not believe that the Company’s executive compensation practices or programs are likely to have a material adverse effect on the Company.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors and persons who own more than 10% of the Company’s outstanding common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and any other equity securities of the Company. Directors, officers, and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.  Based solely on a review of the Company’s records and written representations by the persons required to file such reports, all filing requirements of Section 16(a) were satisfied with respect to the 2017 fiscal year.
Code of Ethics
We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code is posted on the Corporate Governance section of our website, which is located at www.opgen.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer, we will disclose the nature of such amendment or waiver on our website or in a Current Report on Form 8‑K.
Certain Relationships and Related Person Transactions
Other than compensation arrangements, we describe below the transactions and series of similar transactions, during our last two fiscal years, to which we were a party or will be a party, in which:  (i) the amounts involved exceeded or will exceed the lesser of $120,000 or one percent of the average of the Company’s total assets at year end for the past two completed fiscal years; and (ii) any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.
Compensation arrangements for our directors and named executive officers are described elsewhere in this Proxy Statement.

Contractual Relationships
In March 2014, the Company entered into a supply agreement with Fluidigm Corporation (“Fluidigm”) under which Fluidigm supplies the Company with its microfluidic test platform for use in manufacturing the Acuitas MDRO Gene Test. The Company’s CEO and Chairman of the Board of Directors served as a director of Fluidigm from March 2011 to August 2017. On July 12, 2015, the Company entered into a letter agreement (the “Fluidigm Agreement”) with Fluidigm to expand the companies’ existing relationship to include collaborating on the development of test kits and custom analytic instruments for identification, screening and surveillance testing of MDROs. The Fluidigm Agreement also expands the existing Supply Agreement between the Company and Fluidigm, and provides for expansion of the gene targets and organisms to be tested on the Company’s existing CLIA lab-based tests, the Acuitas MDRO Gene Test and the Acuitas Resistome Test, using Fluidigm technologies and products. Additionally, Fluidigm has agreed not to develop or directly collaborate with any third party to develop an FDA approved or CE marked diagnostic test for the purpose of detecting resistance genes for identified MDROs if the Company meets certain minimum purchase commitments and other requirements. The initial term of the Fluidigm Agreement is five years. Both parties have the ability to extend the term for an additional five years. Under the expanded Supply Agreement, the term was extended until March 17, 2018, and the Company has the right to extend the term of the Supply Agreement for up to two additional three-year terms. The Company paid $123,067 related to these agreements in the year ended December 31, 2017. The Company paid $183,713 related to these agreements in the year ended December 31, 2016.
Under the agreements with Fluidigm, the Company had purchases of $135,415 in the year ended December 31, 2017. The Company had purchases of $91,399 related to these agreements in the year ended December 31, 2016.
In addition, the Company has several capital lease arrangements for laboratory equipment manufactured by Fluidigm. The Company paid $91,882 related to the leased equipment in the year ended December 31, 2017. The Company paid $175,475 related to the leased equipment in the year ended December 31, 2016.
In October 2016, the Company entered into an agreement with Merck Sharp & Dohme, a wholly-owned subsidiary of Merck Co. & Inc. (“Merck”), an affiliate of MGHIF, a principal stockholder of the Company and a related party to the Company.  Under the agreement, Merck provided access to its archive of over 200,000 bacterial pathogens.  The Company is initially performing molecular analyses on up to 10,000 pathogens to identify markers of resistance to support rapid decision making using the Acuitas Lighthouse, and to speed development of its rapid diagnostic products. Merck gains access to the high-resolution genotype data for the isolates as well as access to the Acuitas Lighthouse informatics to support internal research and development programs. The Company is required to expend up to $175,000 for the procurement of materials related to the activities contemplated by the agreement. Contract life-to-date, the Company has incurred $146,177 of procurement costs which have been recognized as research and development expense, including $113,907 and $32,270 during the years ended December 31, 2017 and 2016.
In December 2017, we entered into a subcontractor agreement with ILÚM Health Solutions, LLC, an entity created by Merck’s Healthcare Services and Solutions division, whereby ILÚM Health Solutions will provide services to the Company in the performance of the Company’s CDC contract to deploy ILÚM’s commercially-available cloud- and mobile-based software platform for infectious disease management in up to three medical sites in Colombia with the aim of improving antibiotic use in resource-limited settings. During the year ended December 31, 2017, the Company recognized $210,180 of cost of services expense related to the contract.
Sales and Purchases of Securities
On May 19, 2016 and June 27, 2016, the Company offered and sold units in a private offering to members of management and employees and to accredited investors, including MGHIF and jVen Capital, each unit consisting of either (i) one twenty-fifth of a share of common stock and a detachable stock purchase warrant to purchase an additional 0.03 of one share of common stock, or (ii) one share of non-voting convertible preferred stock a detachable stock purchase warrant to purchase an additional 0.03 of one share of common stock, at a price of $1.14 per unit. The total net proceeds to the Company, after deducting offering commissions and expenses was $9.5 million.  Pursuant to the private offering the Company issued 269,765 shares of common stock, 2,309,428 shares of Series A non-voting convertible preferred stock and stock purchase warrants to acquire an additional 271,606 shares of common stock. Each share of non-voting convertible preferred stock was convertible at the option of the holder in whole or in part and from time to time into one twenty-fifth of a share of common stock, is entitled to dividends on as “as converted basis” when and if dividends are issued to common stockholders, and participates in liquidation on a pari passu basis with common stockholders. Holders of the Series A non-voting convertible preferred stock subsequently converted all 2,309,428 shares of preferred stock into 92,377 shares of common stock. The stock purchase warrants issued as part of the units are exercisable $32.8125 per share beginning 90 days after closing for five years, expiring on May 18, 2021. Evan Jones, our Chief Executive Officer and Chairman of the Board is a managing member of jVen Capital, LLC and has voting and investment authority over the shares owned by jVen Capital; Timothy Harris, a director of the Company; and Timothy Dec and Vadim Sapiro, executive officers of the Company, were all investors in these offerings.

On May 31, 2017, the Company entered into the Note Purchase Agreement with jVen Capital, under which jVen Capital agreed to lend bridge financing in an aggregate principal amount of up to $1,500,000 to the Company in the form of three $500,000 secured convertible promissory notes. On June 14, 2017, the Company drew down on the first of three Bridge Financing Notes, with $1 million remaining capacity available. The Company drew down on the second Bridge Financing Note on July 5, 2017 and the third Bridge Financing Note was never issued. The Company issued warrants to purchase an aggregate 25,102 shares of common stock to jVen Capital and MGHIF in connection with the Bridge Financing. The outstanding Bridge Financing Notes were repaid in full upon the closing of the July 2017 Public Offering.
As a condition to the receipt of the bridge financing, the Company issued the Second Amended & Restated Senior Secured Promissory Note (“MGHIF Note”) to MGHIF, which extended the maturity date of the promissory note from, July 14, 2017 to July 14, 2018. In return for MGHIF’s consent to such extension, the Company increased the interest rate of the MGHIF Note to 10% per annum and issued warrants to purchase shares of common stock to MGHIF equal to 20% of the principal balance of the MGHIF Note, plus interest accrued thereon, as of June 28, 2017.
On July 18, 2017, the Company closed a public offering of 18,164,195 units at $0.40 per unit, and 6,835,805 pre-funded units at $0.39 per pre-funded unit, raising gross proceeds of approximately $10 million and net proceeds of approximately $8.8 million (the “July 2017 Public Offering”).  jVen Capital was one of the investors participating in the offering. Each unit included one twenty-fifth of a share of common stock and one common warrant to purchase one twenty-fifth of a share of common stock at an exercise price of $10.625 per share.  Each pre-funded unit included one pre-funded warrant to purchase one twenty-fifth of a share of common stock for an exercise price of $0.25 per share, and one common warrant to purchase one twenty-fifth of a share of common stock at an exercise price of $10.625 per share. The common warrants are exercisable immediately and have a five-year term from the date of issuance.  Approximately $1 million of the gross proceeds was used to repay the outstanding Bridge Financing Notes to jVen Capital in July 2017.  As of December 31, 2017, all of the pre-funded warrants have been exercised.
jVen Capital and three employees of the Company participated in the July 2017 Public Offering in an aggregate amount of $816,000: (i) jVen Capital participated for $750,000; (ii) Timothy C. Dec, Chief Financial Officer of the Company participated for $26,000; and (iii) Vadim Sapiro, Chief Information Officer of the Company, participated $10,000. One non-executive officer of the Company also participated in the July 2017 Public Offering.
Indemnification Agreements
We have entered into agreements to indemnify our directors and executive officers to the maximum extent allowed under Delaware law. Subject to the provisions of these agreements, these agreements, among other things, provide for indemnification of these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of us or that person’s status as a member of our Board
Policies for Approval of Related Person Transactions
We have adopted a written policy that transactions with directors, officers and holders of 5% or more of our voting securities and their affiliates, each, a related person, must be approved by our Audit Committee.

Communications with the Board of Directors
Stockholders who want to communicate with members of the Board, including the independent directors, individually or as a group, should address their communications to the Board, the Board members or the Board committee, as the case may be, and send them to c/o Chair of the Audit Committee, OpGen, Inc., 708 Quince Orchard Road, Suite 205, Gaithersburg, MD 20878. The Chair of the Audit Committee will forward all such communications directly to such Board members. Any such communications may be made on an anonymous and confidential basis.
There have been no changes to the procedures by which interested parties may communicate with the Board.
Procedures for Nominating a Director Candidate
The Board considers nominations by stockholders who recommend candidates for election to the Board. The Board evaluates nominees recommended by stockholders in the same manner as it evaluates other nominees. A stockholder seeking to recommend a prospective candidate for the Board’s consideration may do so by writing to the Corporate Secretary c/o OpGen, Inc., 708 Quince Orchard Road, Suite 205, Gaithersburg, Maryland 20878. Recommendations submitted for consideration by the Board in preparation for the 2019 Annual Meeting of Stockholders must be received after the close of business on December 27, 2018, which is the 120th day prior to the first anniversary of the date on which this Proxy Statement was first made available to our stockholders in connection with this Annual Meeting, and no later than the close of business on January 25, 2019, which is the 90th day prior to the first anniversary of the date on which this Proxy Statement was first made available to our stockholders in connection with the 2018 Annual Meeting. If we change the date of the 2019 Annual Meeting of Stockholders by more than 30 days from the anniversary of this year’s Annual Meeting, recommendations for director candidates must be received not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed and public disclosure was made.
Each notice of recommendation must contain the information required under our Amended and Restated Bylaws, including: (a) for each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to the stockholder giving the notice, (i) the name and address, as they appear on the Company’s books, of such stockholder and (ii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder of record and by the beneficial owner, if any, on whose behalf the nomination is made; and (c) as to the beneficial owner, if any, on whose behalf the nomination is made, (i) the name and address of such person and (ii) the class and number of shares of the Company which are beneficially owned by such person.  At the request of the Board, any person nominated by the Board for election as a director shall furnish to the Secretary of the Company that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee.

 EXECUTIVE COMPENSATION
Compensation Tables
Summary Compensation Table—2017 and 2016 Fiscal Years
This table provides disclosure, for fiscal years 2017 and 2016 for the named executive officers, who are (1) any individual serving in the office of Chief Executive Officer during any part of 2017 and (2) the Company’s two most highly compensated officers, other than the Chief Executive Officer, who were serving in such capacity on December 31, 2017.
Named Executive Officer and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1)($)	Option Awards (1)($)	Non-Equity Incentive Plan Compensation (2)($)	All Other Compensation ($)	Total ($)
Evan Jones	2017	$375,962	$-	$-	$43,210	$-	$-	$419,172
Chief Executive Officer	2016	$316,538	$-	$-	$499,352	$-	$-	$815,890

Timothy Dec	2017	$291,102	$-	$10,325	$45,580	$-	$-	$347,007
Chief Financial Officer	2016	$273,462	$-	$-	$44,996	$-	$-	$318,458

Vadim Sapiro	2017	$291,102	$-	$10,325	$38,559	$50,000	$-	$389,986
Chief Information Officer	2016	$280,385	$-	$-	$29,997	$-	$-	$310,882

(1)
The “Stock Awards” column reflects the grant date fair value for all restricted stock units awarded under the 2015 Plan during 2017 and 2016. The “Option Awards” column reflects the grant date fair value for all stock option awards granted under the 2015 Plan or the 2008 Plan during 2017 and 2016, respectively, except for Mr. Jones – the 2016 stock option grant was made outside of the 2015 Plan, subject to stockholder approval that was obtained on June 22, 2016. These amounts are determined in accordance with FASB Accounting Standards Codification 718 (ASC 718), without regard to any estimate of forfeiture for service vesting. Assumptions used in the calculation of the amounts in these columns for 2017 and 2016 will be included in a footnote to the Company’s consolidated audited financial statements for the year ended December 31, 2017.

(2)
On March 7, 2018, the Board upon the recommendation of the Compensation Committee approved the 2017 bonuses for the executive officers of the Company, including Vadim Sapiro, Chief Information Officer of the Company. During 2017, the Compensation Committee recommended, and the Board approved, a short-term annual cash bonus plan for employees, including the named executive officers (the “2017 Bonus Plan”). The 2017 Bonus Plan had six general corporate goals and a bonus pool funding mechanism. The general corporate goals related to: (1) successful completion of development goals for the Acuitas AMR Gene Panel and Acuitas Lighthouse products and services in development; (2) receipt of third party collaboration or partnering arrangement funding from third parties; (3) commercial traction for the Company’s Acuitas AMR Gene Panel and Acuitas Lighthouse products and services in development; (4) consummation of capital raising transaction or transactions; (5) pursuit of strategic technology acquisitions and strengthening the management team; and (6) implementation of a restructuring plan to consolidate the Company’s operations in its Gaithersburg MD facility. The bonus pool funding mechanism was designed to fund the pool only if annual revenues for 2017 exceeded a $3.0 million threshold. The Committee determined that the bonus pool funding was achieved at a level above threshold and that the corporate goals were achieved at 73% of target. Management recommended, and the Committee approved, payment of bonuses under the 2017 Bonus Plan at 55% of target. After discussion with the Committee and the Board, each of Mr. Jones and Mr. Dec agreed to forego receipt of a bonus under the 2017 Bonus Plan given the loss of shareholder value during 2017 despite the operational progress, to allow the Company to retain the cash to advance its operations. A bonus of $50,000, representing 55% of target, was earned by Mr. Sapiro under the 2017 Bonus Plan.

Employment Agreements with Our Named Executive Officers
The Company has entered into employment agreements with, and provides post-employment benefits to, our named executive officers as follows:
Evan Jones – On March 3, 2014, we entered into an amended and restated employment agreement with Evan Jones, our Chief Executive Officer. The agreement provides that Mr. Jones will serve as our Chief Executive Officer at the equivalent of seventy percent of a full-time commitment. His initial base salary of $190,000 reflected that pro rata adjustment. When he assumed the role of Chief Executive Officer, he agreed to receive base compensation for all of his positions through the issuance of restricted stock units, in lieu of cash salary, for the period from October 25, 2013 to June 30, 2014. In addition, Mr. Jones received an award of stock options to purchase three and one-half percent (3.5%) of the fully diluted equity of the Company following the closing of the 2014 Series A Convertible Preferred Stock offering, completed in February, April and May 2014. Mr. Jones receives annual bonus opportunities based on performance goals determined by our Board. The current maximum target opportunity is seventy percent of annual base salary. Under his employment agreement, Mr. Jones waived his rights to participate in any fringe benefit plans offered to the Company’s employees, except for participation in the Company’s 401(k) plan. The agreement with Mr. Jones also includes standard confidentiality, general release and other provisions.
Timothy C. Dec – On April 17, 2015, we entered into an employment agreement with Timothy C. Dec, our Chief Financial Officer, with an initial base salary of $260,000 and annual bonus opportunities based on performance goals determined by our Board, with a bonus of thirty percent (30%) of annual base salary. In addition, Mr. Dec received an award of stock options to purchase three-quarters of one percent (0.75%) of the fully diluted equity of the Company. The stock options initially vested in equal monthly installments until June 30, 2015, and then vest in accordance with the Company’s standard vesting practices. The agreement provided for the acceleration of the award if Mr. Dec’s employment is terminated in connection with a change in control, if the award is not continued, assumed or substituted and would otherwise terminate and expire upon the change in control. In addition, the agreement provided for acceleration of the award, if the award is continued, assumed or substituted for in connection with a change in control, and, during the six (6) month period after the effective date of the change in control, Mr. Dec’s employment with the Company is terminated without cause.
On January 29, 2018, we entered into an Executive Change in Control and Severance Benefits Agreement, or a severance agreement, with Mr. Dec. The severance agreement replaces the prior employment offer letter agreement described above. Under the severance agreement, in the event of a termination without cause by the Company or a termination for good reason by Mr. Dec, Mr. Dec will receive severance equal to six (6) months base salary at the time of termination. In addition, if Mr. Dec’s employment is terminated without cause by the Company or any successor, or by Mr. Dec for good reason at any time within two years after a change of control of the Company, Mr. Dec shall receive the following additional benefits: (1) acceleration, vesting and lapse of forfeiture on any outstanding equity awards granted to Mr. Dec, and, if applicable, extended time to exercise vested stock options; and (2) payment by the Company or its successor of health benefits for Mr. Dec and/or his family at levels substantially equal to those which would have been provided to him or them in accordance with the plans, programs, practices and policies in effect as of the date before the change in control.
Vadim Sapiro – On January 27, 2012, we entered into an executive change in control and severance benefits agreement with Vadim Sapiro, our Chief Information Officer. Under the agreement, upon any termination of Mr. Sapiro’s employment without “cause” that constitutes a “separation from service” under Section 409A of the Internal Revenue Code, he would receive severance compensation equal to his base salary at the time of termination for six months. The agreement provided for the acceleration of the vesting, or lapse of forfeiture restrictions on his outstanding equity awards that were granted on or prior to December 31, 2011, in the event of termination of employment in connection with a change in control. In addition, the agreement provided that, for 12 months following a change in control, if Mr. Sapiro terminates his employment with the Company for good reason and such termination constitutes a “separation from service” under Section 409A of the Code, Mr. Sapiro would receive severance compensation equal to his base salary at the time of termination for six months. On November 1, 2013, we amended the executive change in control and severance benefits agreement to add a provision providing the Company the ability to terminate the agreement upon sixty days (60) prior written notice.
On January 29, 2018, we entered into an Amended and Restated Executive Change in Control and Severance Benefits Agreement, or a severance agreement, with Mr. Sapiro. The severance agreement replaces the prior executive change in control and severance benefits agreement, as amended, described above. Under the severance agreement, in the event of a termination without cause by the Company or a termination for good reason by Mr. Sapiro, Mr. Sapiro will receive severance equal to six (6) months base salary at the time of termination. In addition, if Mr. Sapiro’s employment is terminated without cause by the Company or any successor, or by Mr. Sapiro for good reason at any time within two years after a change of control of the Company, Mr. Sapiro shall receive the following additional benefits: (1) acceleration, vesting and lapse of forfeiture on any outstanding equity awards granted to Mr. Sapiro, and, if applicable, extended time to exercise vested stock options; and (2) payment by the Company or its successor of health benefits for Mr. Sapiro and/or his family at levels substantially equal to those which would have been provided to him or them in accordance with the plans, programs, practices and policies in effect as of the date before the change in control.

For purposes of the severance agreements in effect, the following terms have the following meanings (where applicable):
“cause” means (i) executive’s commission of a felony; (ii) any act or omission of executive constituting dishonesty, fraud, immoral or disreputable conduct that causes material harm to the Company; (iii) executive’s violation of Company policy that causes material harm to the Company; (iv) executive’s material breach of any written agreement between executive and the Company which, if curable, remains uncured after notice; or (v) executive’s breach of fiduciary duty. The termination of executive’s employment as a result of the death or disability is not deemed to be a termination without cause.
“change in control” means:
(i) a transaction or series of transactions (other than an offering of common stock to the general public through a registration statement filed with the SEC) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
(ii) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction: (1) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the Successor) directly or indirectly, at least a majority of the combined voting power of the Successor’s outstanding voting securities immediately after the transaction, and (2) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor; provided, however, that no person or group shall be treated for purposes of this definition as beneficially owning 50% or more of the combined voting power of the Successor solely as a result of the voting power held in the Company prior to the consummation of the transaction; or
(iii) the Company’s stockholders approve a liquidation or dissolution of the Company.
“good reason” means any of the following, without executive’s consent: (i) a material diminution of executive’s responsibilities or duties (provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring company will not by itself be deemed to be a diminution of executive’s responsibilities or duties); (ii) material reduction in the level of executive’s base salary (and any such reduction will be ignored in determining executive’s base salary for purposes of calculating the amount of severance pay); (iii) relocation of the office at which executive is principally based to a location that is more than fifty (50) miles from the location at which executive performed his duties immediately prior to the effective date of a change in control; (iv) failure of a successor in a change in control to assume the severance agreement; or (v) the Company’s material breach of any written agreement between executive and the Company. Notwithstanding the foregoing, any actions taken by the Company to accommodate a disability of executive or pursuant to the Family and Medical Leave Act shall not be a good reason for purposes of the agreement. Additionally, before executive may terminate employment for a good reason, executive must notify the Company in writing within thirty (30) days after the initial occurrence of the event, condition or conduct giving rise to good reason, the Company must fail to remedy or cure the alleged good reason within the thirty (30) day period after receipt of such notice if capable of being cured within such thirty-day period, and, if the Company does not cure the good reason (or it is incapable of being cured within such thirty-day period), then executive must terminate employment by no later than thirty (30) days after the expiration of the last day of the cure period (or, if the event condition or conduct is not capable of being cured within such thirty-day period, within thirty (30) days after initial notice to the Company of the violation). Transferring executive’s employment to a successor is not itself good reason to terminate employment under the agreement, provided, however, that subparagraphs (i) through (v) above shall continue to apply to executive’s employment by the successor. This definition is intended to constitute a “substantial risk of forfeiture” as defined under Treasury Regulation 1.409A-1(d).

Outstanding Equity Awards at Fiscal Year-End Table—2017
The following table shows the outstanding equity awards held by the named executive officers as of December 31, 2017.
OPTION AWARDS						STOCK AWARDS
Name	(1) Number of Securities Underlying Unexercised Options Exercisable	(1) Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that have not Vested	Market Value of Shares of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights that have not Vested ($) (2)
Evan Jones (3)	3	-	-	1,976.25	7/23/2018	-	-	-
	73	-	-	2,767.00	9/21/2020	-	-	-	-
	6,097	872	-	1.25	4/24/2024	-	-	-	-
	6,500	1,500	-	15.25	10/23/2024	-	-	-	-
	15,330	15,330	-	33.75	4/28/2026	-	-	-	-
	1,000	2,200	-	25.75	2/23/2027	-	-	-	-
Timothy Dec (4)	3,143	1,429	-	150.00	5/4/2025	-	-	1,900	8,892
	1,125	875	-	42.50	11/10/2025	-	-	-	-
	1,050	1,350	-	38.75	6/13/2026	-	-	-	-
	-	2,720	-	25.75	2/23/2027	-	-	-	-
	-	2,400	-	7.375	8/9/2027	-	-	-	-
Vadim Sapiro (5)	2	-	-	197.75	3/23/2022	-	-	1,400	6,552
	36	-	-	197.75	3/23/2022	-	-	-	-
	10	-	-	197.75	2/12/2023	-	-	-	-
	5	-	-	197.75	2/12/2023	-	-	-	-
	25	-	-	197.75	7/25/2023	-	-	-	-
	143	-	-	1.25	4/24/2024	-	-	-	-
	1,500	500	-	15.25	10/23/2024	-	-	-	-
	1,000	-	-	150.00	5/4/2025	-	-	-	-
	700	900	-	38.750	6/13/2026	-	-	-	-
	-	2,200	-	25.75	2/23/2027	-	-	-	-
	-	2,400	-	7.375	8/9/2027	-	-	-	-

(1)
The standard vesting schedule for all stock option grants is vesting over four years with twenty-five percent (25%) vesting on the first anniversary of the date of grant and six and one-quarter percent (6.25%) vesting on the last day of the next fiscal quarter over three years.

(2)	Calculated based on the closing price of the common stock the Nasdaq Capital Market on December 29, 2017 of $4.68 per share.

(3)
The stock option awards made to Mr. Jones were awarded on July 23, 2008 (3 shares), February 15, 2011 (73 shares), April 24, 2014 (6,969 shares), October 23, 2014 (8,000 shares) and April 28, 2016 (30,660 shares) and have the vesting schedule set forth in footnote (1). Mr. Jones was granted a stock option award on February 23, 2017 (3,200), which vests over four years with twenty-five percent (25%) vesting on February 23, 2018 and six and one-quarter percent (6.25%) vesting on the first business day of each quarter thereafter over the next three years.

(4)
Mr. Dec was granted stock option awards on May 4, 2015 (4,572 shares), November 10, 2015 (2,000 shares), June 13, 2016 (2,400 shares), February 23, 2017 (2,720), and August 9, 2017 (2,400). One-forty-eighth of Mr. Dec’s stock option award granted on May 4, 2015 vested on the one month anniversary of the date of grant and thereafter vest over four years with twenty-five percent (25%) vesting on the first yearly anniversary of the date of grant and six and one-quarter percent (6.25%) vesting on the last day of the next fiscal quarter over three years. Mr. Dec’s stock option awards granted on November 10, 2015 and June 13, 2016 have the vesting schedule set forth in footnote (1). Mr. Dec’s stock option award granted on February 23, 2017 vests over four years with twenty-five percent (25%) vesting on February 23, 2018 and six and one-quarter percent (6.25%) vesting on the first business day of each quarter thereafter over the next three years. Mr. Dec’s stock option award granted on August 9, 2017 vests on August 9, 2018. Mr. Dec was granted restricted stock units on November 10, 2015. Twenty-five percent (25%) of the entire restricted stock units award vests on the first four anniversaries of the date of grant. Mr. Dec was granted restricted stock units on August 9, 2017. The restricted stock units vest upon the successful launch of the Company’s AMR Gene Panel for cUTI in the RUO market.

(5)
The stock option awards granted to Mr. Sapiro on March 23, 2012 (2 shares and 36 shares), February 12, 2013 (10 shares), July 25, 2013 (25 shares), October 23, 2014 (2,000 shares) and June 13, 2016 (1,600 shares) have the vesting schedule set forth in footnote (1). The stock option award granted to Mr. Sapiro on February 12, 2013 for 5 shares vested in full on the first anniversary of the date of grant, February 12, 2014. The stock option award granted to Mr. Sapiro on April 24, 2014 for 143 shares is vesting over four years with twenty-five percent (25%) vesting on December 31, 2014 and six and one-fourth percent (6.25%) vesting quarterly thereafter in equal proportions over the remaining three years. The stock option granted to Mr. Sapiro on May 4, 2015 vested quarterly over the first year following the date of grant. The stock option award granted to Mr. Sapiro on February 23, 2017 for 2,200 shares vest over four years with twenty-five percent (25%) vesting on February 23, 2018 and six and one-quarter percent (6.25%) vesting on the first business day of each quarter over the next three years. The stock option award granted to Mr. Sapiro on August 9, 2017 for 2,400 shares vests on August 9, 2018. Mr. Sapiro was granted restricted stock units on August 9, 2017. The restricted stock units vest upon the successful launch of the Company’s AMR Gene Panel for cUTI in the RUO market.

Director Compensation
Since May 2015, each non-employee director receives an annual cash retainer of $25,000, payable quarterly, plus additional annual cash compensation for committee chairs ($15,000 for Audit Committee, $10,000 for Compensation Committee and $7,500 for Compliance Committee) and for committee members ($7,000 for Audit Committee, $5,000 for Compensation Committee and $3,500 for Compliance Committee). In addition, each new director receives an initial stock option grant to purchase 1,200 shares of common stock and each non- employee director receives an annual stock option grants to purchase 500 shares of common stock. All such awards are made under the 2015 Plan. The annual stock option awards may be pro-rated in the first year of service depending on when the non-employee director joins the Board. This compensation program was reviewed by the Compensation Committee in February 2017, and the determination was made to continue to the program without change.
Evan Jones, Chairman of the Board and CEO, does not receive additional compensation for service on our Board. See “Summary Compensation Table” for his 2017 compensation.  As managing director of MGHIF, Dr. Rubin is precluded from receiving compensation for serving as a director of OpGen, Inc. Compensation for the non-employee directors for the year ended December 31, 2017 was:
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Brian G. Atwood (2)(4)	$16,000	$-	$-	$16,000
Harry J. D’Andrea (4)	$40,000	$13,632	$-	$53,632
Timothy J.R. Harris (4)	$33,500	$13,632	$-	$47,132
Laurence R. McCarthy (2)(4)	$18,750	$-	$-	$18,750
Tina S. Nova (4)	$20,417	$16,173	$-	$36,590
David M. Rubin (3)	$-	$-	$-	$-
Misti Ushio (4)	$40,250	$13,632	$-	$53,882

(1)
The “Option Awards” column reflects the grant date fair value for all stock option awards granted under the 2015 Plan during 2016. These amounts are determined in accordance with FASB Accounting Standards Codification 718 (ASC 718), without regard to any estimate of forfeiture for service vesting. Assumptions used in the calculation of the amounts will be included in a footnote to the Company’s consolidated audited financial statements for the year ended December 31, 2017.

(2)	Mr. Atwood and Dr. McCarthy did not stand for re-election at the 2017 Annual Meeting of the Stockholders.
(3)	As managing director of MGHIF, Dr. Rubin is precluded from receiving compensation for serving as a director of OpGen, Inc.
(4)	As of December 31, 2017, the non-employee directors held the following vested stock options: Atwood (500); D’Andrea (1,150); Harris (1,031); McCarthy (2,182); Nova (250); and Ushio (750).

Compensation Risk Assessment
We believe that although a portion of the compensation provided to our executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to recognize and support both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.
Employee Incentive Plans
The following table shows, as of December 31, 2017, the Company’s equity compensation plans under which the Company’s equity securities are authorized for issuance:
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	145,295	$31.16	32,411
Equity compensation plans not approved by security holders	—	—	—
Total	145,295	$31.16	32,411

(1)  Includes 5,900 outstanding restricted stock units for which there is no exercise price.
(2) Includes the weighted-average exercise price of stock options only.
2008 Plan
Our 2008 Stock Option and Restricted Stock Plan, as amended, or 2008 Plan, was approved by our Board and stockholders in April 2008; subsequent increases in the number of shares available for awards under the 2008 Plan were approved by our Board and stockholders in January 2009, February 2011, March 2012, December 2012, April 2014 and October 2014. A total of 57,911 shares of our common stock are reserved for issuance under the 2008 Plan.
The 2008 Plan provided for the grant of stock options and restricted stock awards. The Compensation Committee determined the time or times at which a stock option will vest or become exercisable and the terms on which such option will remain exercisable. The Compensation Committee determined the conditions and restrictions and purchase price, if any, for grants or sales or restricted stock to plan participants. The Compensation Committee may also at any time accelerate the vesting or exercisability of an award.
Under the 2008 Plan, in the event of any dissolution or liquidation of the Company, the sale of all or substantially all of the Company’s assets, or the merger or consolidation of the Company where the Company is not the surviving entity or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock, the Compensation Committee may: (a) provide for the assumption or substitution of some or all of the outstanding awards; (b) provide for a cash-out payment; or (c) in the case there is no assumption, substitution or cash-out, provide that all awards not exercised or awards providing for the future delivery of common stock will terminate upon the closing of the transaction.
Following our 2015 Equity Incentive Plan, or 2015 Plan, becoming effective, no further grants have been or will be made under our 2008 Plan.

2015 Plan
The 2015 Plan provides for the granting of incentive stock options within the meaning of Section 422 of the Code to employees and the granting of non-qualified stock options to employees, non-employee directors and consultants. The 2015 Plan also provides for grants of restricted stock, restricted stock units, stock appreciation rights, dividend equivalents and stock payments to employees, non-employee directors and consultants. The 2015 Plan was amended by the Compensation Committee in February 2017 to revise the provisions with respect to net settlement of awards in response to change in regulations, and to establish standard periods for exercise of vested stock options following termination of service events.
Administration. The Compensation Committee administers the 2015 Plan, including the determination of the recipient of an award, the number of shares or amount of cash subject to each award, whether an option is to be classified as an incentive stock option or non-qualified stock option, and the terms and conditions of each award, including the exercise and purchase prices and the vesting and duration of the award. Our Board may appoint one or more separate committees of our Board, each consisting of one or more members of our Board, to administer our 2015 Plan with respect to employees who are not subject to Section 16 of the Exchange Act. Subject to applicable law, our Board may also authorize one or more officers to designate employees, other than employees who are subject to Section 16 of the Exchange Act, to receive awards under our 2015 Plan and/or determine the number of such awards to be received by such employees subject to limits specified by our Board.
Authorized shares. Under our 2015 Plan, the aggregate number of shares of our common stock authorized for issuance may not exceed (1) 54,200 plus (2) the sum of the number of shares subject to outstanding awards under the 2008 Plan as of the 2015 Plan’s effective date that are subsequently forfeited or terminated for any reason before being exercised or settled, plus the number of shares subject to vesting restrictions under the 2008 Plan on the 2015 Plan’s effective date that are subsequently forfeited. In addition, the number of shares that have been authorized for issuance under the 2015 Plan are automatically increased on the first day of each fiscal year beginning on January 1, 2016 and ending on (and including) January 1, 2025, in an amount equal to the lesser of (i) 4% of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year, and (ii) another lesser amount determined by our Board. As of January 1, 2018, 123,023 shares remain available for future awards under the 2015 Plan.
Shares subject to awards granted under the 2015 Plan that are forfeited or terminated before being exercised or settled, or are not delivered to the participant because such award is settled in cash, will again become available for issuance under the 2015 Plan. However, shares that have actually been issued shall not again become available unless forfeited. No more than 160,000 shares may be delivered upon the exercise of incentive stock options granted under the 2015 Plan.
Types of awards
Stock options. A stock option is the right to purchase a certain number of shares of stock, at a certain exercise price, in the future. Under our 2015 Plan, incentive stock options and non-qualified options must be granted with an exercise price of at least 100% of the fair market value of our common stock on the date of grant. Incentive stock options granted to any holder of more than 10% of our voting shares must have an exercise price of at least 110% of the fair market value of our common stock on the date of grant. The stock option agreement specifies the date when all or any installment of the option is to become exercisable. Payment of the exercise price may be made in cash or, if provided for in the stock option agreement evidencing the award, (1) by surrendering, or attesting to the ownership of, shares which have already been owned by the optionee, (2) by delivery of an irrevocable direction to a securities broker to sell shares and to deliver all or part of the sale proceeds to us in payment of the aggregate exercise price, (3) by a “net exercise” arrangement, or (4) by any other form that is consistent with applicable laws, regulations and rules.
Restricted stock. Restricted stock is a share award that may be subject to vesting conditioned upon continued service, the achievement of performance objectives or the satisfaction of any other condition as specified in a restricted stock agreement. Participants who are granted restricted stock awards generally have all of the rights of a stockholder with respect to such stock, other than the right to transfer such stock prior to vesting.
Restricted stock units. Restricted stock units give recipients the right to acquire a specified number of shares of stock at a future date upon the satisfaction of certain conditions, including any vesting arrangement, established by our Compensation Committee and as set forth in a restricted stock unit agreement. Unlike restricted stock, the stock underlying restricted stock units will not be issued until the restricted stock units have vested and are settled, and recipients of restricted stock units generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied and the award is settled.
Dividend equivalents. At our Compensation Committee’s discretion, performance-based restricted stock or restricted stock unit awards may provide for the right to dividend equivalents. Subject to the terms of the 2015 Plan, our Compensation Committee will determine the terms and conditions of any stock unit award, which will be set forth in a stock unit agreement to be entered into between us and each recipient.
Stock appreciation rights. Stock appreciation rights typically will provide for payments to the recipient based upon increases in the price of our common stock over the exercise price of the stock appreciation right. The exercise price of a stock appreciation right will be determined by our Compensation Committee, which shall not be less than the fair market value of our common stock on the date of grant. Our Compensation Committee may elect to pay stock appreciation rights in cash or in common stock or in a combination of cash and common stock.
Performance-based awards. Awards under our 2015 Plan may be made subject to the attainment of performance goals.

Other plan features
No Transfer. Unless the agreement evidencing an award expressly provides otherwise, no award granted under the 2015 Plan may be transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to shares issued under such award), other than by will or the laws of descent and distribution, provided, however, that an incentive stock option may be transferred or assigned only to the extent consistent with Section 422 of the Code.
Adjustments. In the event of a recapitalization, stock split or similar capital transaction, our Compensation Committee will make appropriate and equitable adjustments to the number of shares reserved for issuance under the 2015 Plan, the limitations regarding the total number of shares underlying awards given to an individual participant in any calendar year, the number of shares that can be issued as incentive stock options, the number of shares subject to outstanding awards and the exercise price under each outstanding option or stock appreciation right.
Change in Control. If we are involved in a merger or other reorganization, outstanding awards will be subject to the agreement of merger or reorganization. Such agreement will provide for (1) the continuation of the outstanding awards by us if we are the surviving corporation, (2) the assumption or substitution of the outstanding awards by the surviving corporation or its parent or subsidiary, (3) immediate vesting, exercisability and settlement of the outstanding awards followed by their cancellation, or (4) settlement of the intrinsic value of the outstanding awards (whether or not vested or exercisable) in cash, cash equivalents, or equity (including cash or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such award or the underlying shares) followed by cancellation of such awards.
Termination or Amendment. Our Board may amend or terminate the 2015 Plan at any time, subject to stockholder approval where required by applicable law. Any amendment or termination may not materially impair the rights of holders of outstanding awards without their consent. No incentive stock option may be granted after the tenth anniversary of the date the 2015 Plan was adopted by our Board.
Effective Date. The 2015 Plan was initially adopted by our Board and subsequently approved by our stockholders in April 2015. The 2015 Plan became effective on May 4, 2015. Awards may be granted under the 2015 Plan until April 1, 2025.

 PROPOSALS TO BE ACTED UPON AT THE ANNUAL MEETING
PROPOSAL ONE – ELECTION OF DIRECTORS
Nominees for Election of Directors
The Board is nominating the six current directors, Evan Jones, Harry J. D’Andrea, Timothy J.R. Harris, Ph.D., D.Sc., Tina S. Nova, Ph.D., David M. Rubin, Ph.D. and Misti Ushio, Ph.D. for re‑election to the Board.  Each director nominee, if elected, will serve for a one year term, until his or her successor is elected and qualified, or until their earlier death, resignation or removal.  Each nominated director and director nominee has consented to being named as a nominee in this Proxy Statement and to serving as a director if elected.  Neither management nor the Board is aware of any reason that would cause any nominee to be unavailable to serve as a director.  Discretionary authority may be exercised by the proxy holders named in the enclosed proxy to vote for a substitute nominee proposed by the Board if any nominee becomes unavailable for election. Please see pages 5 through 6 of this Proxy Statement under the heading “Management-Board of Directors” for information regarding the six nominees for election as a director.
The persons named in the enclosed form of proxy will vote the shares represented by such proxy for the election of the six nominees for director named below.  If, at the time of the Annual Meeting, any of these nominees shall become unavailable for any reason, which event is not expected to occur, the persons entitled to vote the proxy will vote for such substitute nominee or nominees, if any, as they determine in their sole discretion.
Vote Required and Recommendation
The Board recommends a vote “For” the election of Evan Jones, Harry J. D’Andrea, Timothy J.R. Harris, Ph.D., D.Sc., Tina S. Nova, Ph.D., David M. Rubin, M.D. and Misti Ushio, Ph.D. to the Board.  Directors are elected by a plurality of votes cast.  Unless otherwise specified, the enclosed proxy will be voted “For” the election of the Board’s slate of nominees.

PROPOSAL TWO - RATIFICATION OF INDEPENDENT ACCOUNTING FIRM
Independent Registered Public Accounting Firm
On April 25, 2018, the Board unanimously approved the Audit Committee’s recommendation to appoint CohnReznick LLP (“CohnReznick”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018, and directed that the selection of CohnReznick be submitted to the stockholders for ratification at the Annual Meeting.  Although the Company is not required to submit the selection of independent registered public accountants for stockholder approval, if the stockholders do not ratify this selection, the Audit Committee may reconsider its selection of CohnReznick.  The Board considers CohnReznick to be well qualified to serve as the independent auditors for the Company; however, even if the selection is ratified, the Board may direct the appointment of a different independent registered public accounting firm at any time during the current or subsequent fiscal year if the Audit Committee and Board determine that the change would be in the Company’s best interests.
Representatives of CohnReznick are expected to attend the Annual Meeting and will be available to respond to appropriate questions and, if they desire, to make a statement.
Audit Fees
CohnReznick has served as the independent registered public accounting firm of the Company since 2013.  The following table presents the aggregate fees billed to the Company by CohnReznick for its audits of the Company’s consolidated annual financial statements and other services for the years ended December 31, 2017 and 2016.

	2017	2016
Audit Fees (1)	$411,681	$367,535
Audit Related Fees	-
Tax Fees	-	-
All Other Fees	-	-
Total Fees	$411,681	$367,535

(1)
Audit Fees consist of fees billed for professional services performed by CohnReznick for the audit of our consolidated annual financial statements for the years ended December 31, 2017 and 2016, the review of our quarterly financial statements on Form 10‑Q, the review of the 2016 PIPE financing, filing of Registration Statements on Forms S-1, S-3 and S-8, and associated Consent Letters and related services that are normally provided in connection with statutory and regulatory filings or engagements.

Policy on Audit Committee Pre-Approval
Our Audit Committee has a policy in place that requires its review and pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm.  The services requiring pre-approval by the audit committee may include audit services, audit-related services, tax services and other services.  All such audit and permissible non-audit services were pre-approved in accordance with this policy during the fiscal year ended December 31, 2017.  The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our independent registered public accounting firm.  The responsibility to pre-approve audit and non-audit services may be delegated by the Audit Committee to one or more members of the Audit Committee; provided that any decisions made by such member or members must be presented to the full Audit Committee at its next scheduled meeting.
Vote Required and Recommendation
The ratification of the appointment of CohnReznick as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 requires the affirmative vote of a majority of the votes cast by the holders of common stock entitled to vote.
The Board recommends that stockholders vote “For” the ratification of CohnReznick as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.  Unless otherwise specified, the enclosed proxy will be voted “For” the ratification of CohnReznick as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

 ANNUAL REPORT TO STOCKHOLDERS
Included with this Proxy Statement is the Company’s 2017 Annual Report to Stockholders.
 OTHER MATTERS
Management and the Board of the Company know of no matters to be brought before the Annual Meeting other than as set forth herein.  However, if any such other matters properly are presented to the stockholders for action at the Annual Meeting and any adjournments or postponements thereof, it is the intention of the proxy named in the enclosed proxy card to vote in his discretion on all matters on which the shares represented by such proxy are entitled to vote.
 DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS
Only one Notice of Internet Availability of Proxy Materials is being delivered to stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders.  Upon the written or oral request of a stockholder, we will deliver promptly a separate copy of the Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy was delivered.  Stockholders desiring to receive a separate copy now or in the future may contact us at our corporate offices located at 708 Quince Orchard Road, Suite 205, Gaithersburg, MD 20878, or by telephone:  (240) 813-1260.
Stockholders who share an address but are receiving multiple copies of the Notice of Internet Availability of Proxy Materials may contact us through our corporate offices at 708 Quince Orchard Road, Suite 205, Gaithersburg, MD 20878, or by telephone: (240) 813-1260 to request that a single copy be delivered.
 STOCKHOLDER PROPOSALS
We expect to hold our next annual meeting of stockholders in June 2019.  Proposals from stockholders intended to be presented at the next annual meeting of stockholders should be addressed to OpGen, Inc., Attention:  Corporate Secretary, 708 Quince Orchard Road, Suite 205, Gaithersburg, MD 20878.  We must receive the proposals by no earlier than 120 days and no later than 90 days prior to the first anniversary of the date on which this Proxy Statement was first made available to our stockholders in connection with this Annual Meeting, or no earlier than December 30, 2018 and no later than January 30, 2019.  Upon receipt of any such proposal, we shall determine whether or not to include any such proposal in the proxy statement and proxy for next year’s annual meeting in accordance with applicable law.  It is suggested that stockholders forward such proposals by Certified Mail—Return Receipt Requested.  After January 30, 2019, which is 90 days prior to the first anniversary of the date on which this Proxy Statement was first made available to our stockholders, any stockholder proposal submitted outside the process of Rule 14a-8 will be considered to be untimely.  Any nominations for director positions will be accepted in accordance with the procedures described in this Proxy Statement under the heading “Procedures for Nominating a Director Candidate.”
BY ORDER OF THE BOARD OF DIRECTORS
OF OPGEN, INC.
Evan Jones, Chairman of the Board of Directors

PROXY

OPGEN, INC.
708 Quince Orchard Road, Suite 205
 Gaithersburg, MD 20878
ANNUAL MEETING OF STOCKHOLDERS – JUNE 13, 2018
 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder of OpGen, Inc. hereby constitutes and appoints Evan Jones and Timothy C. Dec as attorneys and proxies to appear, attend and vote all of the shares of common stock and/or standing in the name of the undersigned at the Annual Meeting of Stockholders to be held at the offices of Ballard Spahr LLP located at 1909 K Street, NW, Washington, DC 20006 on June 13, 2018, beginning at 1:00 pm, local time, and at any adjournment or adjournments thereof, upon the following:
Proposal One:  To elect the following six persons as directors to hold office until the next annual meeting of stockholders and until their successors have been elected and qualified:
Evan Jones	For / /	Withhold Authority to Vote / /
Harry J. D’Andrea	For / /	Withhold Authority to Vote / /
Timothy J.R. Harris, Ph.D., D.Sc.	For / /	Withhold Authority to Vote / /
Tina S. Nova, Ph.D.	For / /	Withhold Authority to Vote / /
David M. Rubin, Ph.D.	For / /	Withhold Authority to Vote / /
Misti Ushio, Ph.D.	For / /	Withhold Authority to Vote / /

Proposal Two:  Ratification of the appointment of CohnReznick LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.
For / /	Against / /	Abstain / /

The undersigned hereby revokes any proxies as to said shares heretofore given by the undersigned and ratifies and confirms all that said proxy lawfully may do by virtue hereof.
THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED HEREON WITH RESPECT TO THE ABOVE PROPOSALS, BUT IF NO SPECIFICATION IS MADE THEY WILL BE VOTED FOR THE PROPOSALS LISTED ABOVE.   THE ABOVE-NAMED ATTORNEYS AND PROXIES SHALL HAVE THE DISCRETION TO VOTE YOUR SHARES AS TO ANY ADDITIONAL MATTER PROPERLY PRESENTED AT THE ANNUAL MEETING.
Please mark, date and sign exactly as your name appears hereon, including designation as executor, trustee, etc., if applicable, and return the proxy in the enclosed postage-paid envelope as promptly as possible.  It is important to return this proxy properly signed in order to exercise your right to vote if you do not attend the meeting and vote in person.  A corporation must sign in its name by the president or other authorized officer.  All co-owners and each joint owner must sign.
Date: _______________
Signature(s)
Address if different from that on envelope:

Street Address
City, State and Zip Code

Please check if you intend to be present at the Annual Meeting: ____